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                                                                      EXHIBIT 11

                          HARRAH'S ENTERTAINMENT, INC.

                       COMPUTATIONS OF PER SHARE EARNINGS

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
                                              SECOND QUARTER ENDED          SIX MONTHS ENDED
                                            -------------------------   -------------------------
                                             JUNE 30,      JUNE 30,      JUNE 30,      JUNE 30,
                                               2001          2000          2001          2000
                                            -----------   -----------   -----------   -----------
Income before extraordinary losses........  $47,863,000   $47,214,000   $92,074,000   $77,962,000
Extraordinary losses, net.................           --      (716,000)     (131,000)     (716,000)
                                            -----------   -----------   -----------   -----------
Net income................................  $47,863,000   $46,498,000   $91,943,000   $77,246,000
                                            ===========   ===========   ===========   ===========
BASIC EARNINGS PER SHARE
Weighted average number of common shares
  outstanding.............................  116,123,691   118,625,181   115,381,532   119,947,456
                                            ===========   ===========   ===========   ===========
BASIC EARNINGS PER COMMON SHARE
  Income before extraordinary losses......  $      0.41   $      0.40   $      0.80   $      0.65
  Extraordinary losses, net...............           --         (0.01)           --         (0.01)
                                            -----------   -----------   -----------   -----------
  Net income..............................  $      0.41   $      0.39   $      0.80   $      0.64
                                            ===========   ===========   ===========   ===========
DILUTED EARNINGS PER SHARE
Weighted average number of common shares
  outstanding.............................  116,123,691   118,625,181   115,381,532   119,947,456
  Additional shares based on average
    market price for period applicable to:
    Restricted stock......................      692,434       245,749       657,389       345,715
    Stock options.........................    2,209,961     1,122,442     1,853,480     1,135,898
                                            -----------   -----------   -----------   -----------
Average number of common and common
  equivalent shares outstanding...........  119,026,086   119,993,372   117,892,401   121,429,069
                                            ===========   ===========   ===========   ===========
DILUTED EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARES
  Income before extraordinary losses......  $      0.40   $      0.40   $      0.78   $      0.65
  Extraordinary losses, net...............           --         (0.01)           --         (0.01)
                                            -----------   -----------   -----------   -----------
    Net income............................  $      0.40   $      0.39   $      0.78   $      0.64
                                            ===========   ===========   ===========   ===========
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